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                                                                  Exhibit (a)(7)

DENVER, COLORADO, October 15, 2001. Madison Liquidity Investors 114, LLC, has extended its August 31st offer for units of limited partnership interest in Marriott Residence Inn Limited Partnership, subject to the terms of its Offer to Purchase, as supplemented, to 5:00 p.m., New York time, on Friday, October 19, 2001. The offer was previously scheduled to expire at 5:00 p.m., New York time, on October 12, 2001.

Questions and requests for assistance or additional copies of the tender offer material may be directed to Madison Liquidity Investors 114, LLC, 6143 South Willow Drive, Suite 200, Greenwood Village, CO 80111.

Telephone
(800) 269-7313.